EXHIBIT 10.2

ArcBest

Long-Term (3-Year) Incentive Compensation Plan

Pursuant to the ArcBest Corporation (“ArcBest” or “Company”) Executive Officer Incentive Compensation Plan, the Compensation Committee of the ArcBest Corporation Board of Directors (the “Compensation Committee”) has adopted the “Long-Term Incentive Compensation Plan” (the “Plan”) and has determined that the Plan will include the following components for the three-year period beginning 1/1/[ ] and ending 12/31/[ ]:

ROCE Component	60% weighting
Total Shareholder Return (“TSR”) Component	40% weighting

The ROCE Component weighting and TSR Component weighting are determined by the Compensation Committee for each Measurement Period.

I.Defined Terms

Act of Misconduct.  Act of Misconduct shall mean the Participant (i) has committed an act of (a) gross misconduct or fraud in the performance of Participant’s duties to the Company or any Subsidiary, (b) embezzlement, fraud, or dishonesty, (c) material theft or misappropriation of Company or Subsidiary property, (d) nonpayment of any obligation owed to the Company or any Subsidiary, (e) breach of fiduciary duty, (f) violation of Company ethics policy or code of conduct, or (g) deliberate disregard of Company or Subsidiary rules; (ii) is convicted of or enters a guilty plea or plea of nolo contendere with regard to any felony or act of moral turpitude; (iii) makes an unauthorized disclosure of any Company or Subsidiary trade secret or confidential information; (iv) solicits any employee or service provider to leave the employ or cease providing services to the Company or any Subsidiary; (v) breaches any intellectual property or assignment of inventions covenant; (vi) engages in any conduct constituting unfair competition or breaches any non-competition agreement; (vii) induces any Company or Subsidiary customer to breach a contract with the Company or any Subsidiary or to cease doing business with the Company or any Subsidiary; or (viii) induces any principal for whom the Company or any Subsidiary acts as agent to terminate such agency relationship.

Disability. Disability means a physical or mental condition resulting from bodily injury, disease or mental disorder, which constitutes a disability under the terms of the Company’s Short-Term Disability Policy.

Good Reason. Good Reason shall mean (i) any material adverse diminution in Participant’s title, duties, or responsibilities; (ii) any reduction in Participant’s base salary or employee benefits (including reducing Participant’s level of participation or bonus award opportunity in the Company’s or a Subsidiary’s incentive compensation plans) or (iii) a relocation of Participant’s principal place of employment by more than 50 miles without the prior consent of Participant.

Material. Five percent (5%) of the aggregate Plan pool.

Measurement Period. The Measurement Period is 1/1/[ ] to 12/31/[ ].

Qualified Termination. Qualified Termination shall mean, within 24 full calendar months after a Change in Control, as defined in the Executive Officer Incentive Compensation Plan, a participant’s Separation from Service by the Company (or an Affiliate of the Company) not due to an Act of Misconduct (and not as a result of the Participant’s death or Disability), or by the Participant for Good Reason.

Retirement. Retirement shall mean Participant’s retirement from active employment at or after age 65 or retirement from the Company or Subsidiary at or after age 55, so long as the Participant has, as of the date of such retirement, at least 10 years of service with the Company or any Subsidiary.

ArcBest Corporation [ ] Long-Term Incentive Compensation Plan

II. Participants

Participants in the Plan (who are not active participants in ArcBest or a Subsidiary’s Supplemental Benefit Plan or Deferred Salary Agreement program or who selected Option 1 for their 12/31/2009 SBP Freeze election) are listed in Appendix C and certain employees may be specifically included or excluded by the Compensation Committee. For purposes of Appendix C, the term “ArcBest’ refers to both ArcBest Corporation and ArcBest II, Inc.

An employee may not become a Participant after the end of the 12th month of the Measurement Period.

If an Eligible Participant in the Plan also participates in the ArcBest Corporation Amended and Restated 2012 Change in Control Plan, the terms of the ArcBest Corporation Amended and Restated 2012 Change in Control Plan shall govern.

III. Corporate Performance Metrics

ROCE Component: The Individual Award Opportunities provided by the ROCE Component are based on (a) achieving certain levels of performance for ArcBest’s consolidated Return on Capital Employed (“ROCE”) and (b) your Target Payout Value. The formula below illustrates how your incentive is computed:

Your Incentive Payment = [Performance Factor Earned x Your Target Payout Value x the ROCE Component Weighting].

If you become eligible to participate in the Plan during the first 12 months of the Measurement Period, your Incentive Payment will be prorated based on the number of whole months completed while you are in an eligible Job listed in the Plan, the applicable Performance Factor Earned and Your Target Payout Value. If you die, are Disabled or Retire as provided for under Section VII of the ROCE Component, your Incentive Payment will be prorated based on the number of whole months completed from the beginning of the Measurement Period until the applicable date of death, Disability or retirement date.

A. Performance Factor Earned. Performance Factor Earned is shown in Appendix A and depends on the ROCE achieved by ArcBest for the Measurement Period.

B. Target Payout Value. Your Target Payout Value is the fixed dollar value you receive upon target performance as determined by the Compensation Committee. The value varies by role within the Company. The Target Payout Values are listed in Appendix C.

TSR Component: The Individual Award Opportunities provided by the TSR Component are based on (a) the percentile rank of the Company’s Compounded Annual Growth Rate (“CAGR”) of Total Shareholder Return relative to the Peer Companies over the Measurement Period and (b) your Target Payout Factor. At the end of the Measurement Period, the percentile rank of the Company’s CAGR Total Shareholder Return will be calculated. Any Peer Company that is no longer publicly traded shall be excluded from this calculation. The formula below illustrates how this portion of your incentive is computed:

Your Incentive Payment = [Performance Factor Earned x Your Target Payout Value x TSR Component Weighting].

If you become eligible to participate in the Plan during the first 12 months of the Measurement Period, your Incentive Payment will be prorated based on the number of whole months completed while you are in an eligible Job listed in the Plan, the applicable Performance Factor Earned and Your Fixed Dollar Value. If you die, are Disabled or Retire as provided for under Section VII of the TSR Component, your Incentive Payment will be prorated based on the number of whole months completed from the beginning of the Measurement Period until your date of death, Disability or retirement date.

ArcBest Corporation [ ] Long-Term Incentive Compensation Plan

A. Performance Factor Earned. The Performance Factor Earned is shown in Appendix B and depends on the Company’s Compounded Annual Growth Rate of Total Shareholder Return over the Measurement Period as compared to the Peer Companies.

B. Target Payout Value. Your Target Payout Value is a fixed dollar value you receive upon target performance as determined by the Compensation Committee. The value varies by role within the Company. The Target Payout Values are listed in Appendix C.

If the performance result falls between two rows on Appendix A or Appendix B, interpolation is used to determine the factor used in the computation of the incentive.

An example of the computation of an individual award opportunity for a Vice President is as follows:

Target Payout Value: $100,000

ArcBest Consolidated 3-Year Average ROCE = 16.0%

Company’s TSR Ranking for Measurement Period: 60th percentile

ROCE TSR  Total

Performance Factor Earned 160% 160%

Your Target Payout Value 100,000 $100,000

Weighting 60% 40%

Your Incentive Payment $96,000 $64,000 $160,000

The Compensation Committee has established maximum incentive amounts based on a maximum Performance Factor Earned of 250% for the TSR Component and 250% for the ROCE Component subject to the applicable weighting for each component as provided in Appendix A and Appendix B.

The terms of the Long-Term Incentive Compensation Plan – ROCE Component and the Long-Term Incentive Compensation Plan – TSR Component are incorporated into the Plan.

IV. Payment of Award

Payment will be made as soon as practicable following the end of the Measurement Period, and in any event, no later than seventy-five (75) days after the end of the Measurement Period.

V. Executive Officer Incentive Compensation Plan

Defined terms in this Plan shall have the same meaning as in the Executive Officer Incentive Compensation Plan, except where the context otherwise requires.

No term or provision in this Plan may conflict with any term or provision of the Executive Officer Incentive Compensation Plan. It is specifically intended that the Plan, ROCE Component and TSR Component be an “Award Agreement” and the incentives paid hereunder be an “Award” under the terms of the Executive Officer Incentive Compensation Plan.

VI. Discretionary Adjustments

Prior to a Change in Control, the Compensation Committee may make any adjustment (to increase or decrease) to any Participant’s Final Award if the Compensation Committee determines, in its sole discretion, that events have occurred or facts have become known which would make such adjustment appropriate and equitable. Following a Change in Control, the Compensation Committee may make a positive adjustment only to any Participant’s Final Award if the Compensation Committee determines, in its sole discretion, that events have occurred or facts have become known which would make such adjustment appropriate and equitable. In addition, the Executive Officers of the Company are permitted to make adjustments to performance metrics and awards under the [ ] Plan, provided that, such adjustment does not result in a Material increase or decrease of the Plan pool.

ArcBest Corporation [ ] Long-Term Incentive Compensation Plan

VII. Effect of Termination of Employment; Change in Control

(a)	General. Except as provided in subparts (b) or (c), upon a termination of Participant’s employment with the Company or any Subsidiary for any reason prior to the completion of the Measurement Period, the Participant shall not be entitled to any Incentive Payment under the Plan.

(b)	Death; Disability; Retirement. Upon termination of Participant’s employment with the Company or any Subsidiary by reason of Participant’s death, Disability or Retirement (as defined in the Plan), Participant’s Incentive Payment shall be prorated based on the period of participation in the Plan, provided that Participant’s Incentive Payment shall be computed and paid in the normal course of business after the end of the Measurement Period. Provided, however, an employee must have completed at least 12 months of the Measurement Period to be entitled to an Incentive Payment under this Section VII(b).

(c)	Change in Control. Upon the occurrence of a Qualified Termination following a Change in Control, Participant shall be entitled to immediate payment of the greater of the following:

(A) The amount computed under the Plan based on 100% of the Participant’s “Target Payout Value” in Appendix C and prorated using the date of the Change in Control as the end of the Measurement Period, or

(B) The amount computed under the Plan based on the actual percentage of Performance Factor Earned in Appendix A and Appendix B, calculated as if the Measurement Period ended on the date of the Change in Control. And specifically, for the TSR metric, using the Company share price as of the date of the Change in Control to calculate TSR rather than the 60-day average price for the ending of the Measurement Period.

ArcBest Corporation [ ] Long-Term Incentive Compensation Plan

LTIP - ROCE Component

The Compensation Committee of the ArcBest Corporation Board of Directors has adopted this ROCE Component of the Plan (“ROCE Component”), including the following Individual Award Opportunities, Performance Measures and Participants for ArcBest Corporation and its subsidiaries for the three-year period beginning 1/1/[ ] and ending 12/31/[ ].

I. Performance Measure

ROCE for ArcBest is calculated as the following ratio for the Measurement Period:

Net Income + After-tax Effect of Interest Expense + After-tax Effect of Imputed Interest Expense + After-tax Effect of Amortization of intangibles – After-tax Effect of Income from Cash and Short-term Investments Attributable to the reduction in Avg. Debt

Average Equity + Average Debt + Average Imputed Debt

Divided by 3

“Net Income” for the ROCE calculation is consolidated net income for the Measurement Period determined in accordance with Generally Accepted Accounting Principles

“Interest Expense” for the ROCE calculation is (i) interest on all long and short-term indebtedness and other interest bearing obligations and (ii) deferred financing cost amortization and other financing costs, including letters of credit fees for the Measurement Period, reduced by the amount of interest expense on debt not included in Average Debt as defined below.

“Imputed Interest Expense” consists of the interest attributable to Average Imputed Debt assuming an interest rate of 7.5% for the Measurement Period.

“Average Equity” is the average of the beginning of the Measurement Period and the end of the Measurement Period stockholder’s equity.

“Average Debt” is the average of the beginning of the Measurement Period and the end of the Measurement Period current and long-term debt, with beginning of the Measurement Period and end of the Measurement Period current and long-term debt reduced by the respective amount of the beginning of the Measurement Period and end of the Measurement Period total of unrestricted cash, cash equivalents and short-term investments, and limited to a reduction of debt to zero.

“Average Imputed Debt” consists of the average of the beginning of the Measurement Period and the end of the Measurement Period present value of all payments determined using an interest rate of 7.5% on operating leases of revenue equipment with an initial term of more than two years.

“Amortization of intangibles” consists of amortization of intangibles and depreciation of software related to acquired businesses including any writedown or impairment charge related to those assets.

“Income from Cash and Short-term Investments Attributable to the reduction in Average Debt” consists of income earned on the amount by which Average Debt is reduced at the average interest rate earned in cash and short-term investments for the measurement period.

ArcBest Corporation [ ] Long-Term Incentive Compensation Plan

II. Required Adjustments

Adjustments to ROCE shall be made by the Company in accordance with the Policy Regarding Required Adjustments under the ArcBest Section 16 Officer Annual Incentive Compensation Plan and the ArcBest Long-Term (3-Year) Incentive Compensation Plan.

ArcBest Corporation [ ] Long-Term Incentive Compensation Plan

LTIP - TSR Component

The Compensation Committee of the ArcBest Corporation Board of Directors has adopted this Total Shareholder Return Component of the Total Plan (“TSR Component”), including the following Individual Award Opportunities, Performance Measures, and Participants for ArcBest Corporation and its subsidiaries for the three-year period beginning 1/1/[ ] and ending 12/31/[ ].

I. Performance Measure

Total Shareholder Return. (“TSR”). Total Shareholder Return with respect to the Company and each Peer Company equals the annualized rate of return reflecting price appreciation between the beginning 60-day average share price (ending December 31 of the year immediately prior to the beginning of the Measurement Period) and the ending 60-day average share price (ending December 31 of the final year of the Measurement Period), adjusted for dividends paid and the compounding effect of dividends paid on reinvested dividends (the calculation assumes that all dividends paid are reinvested). Any Peer Company that is no longer publicly traded shall be excluded from this calculation.

Compounded Annual Growth Rate (“CAGR”). Compounded Annual Growth Rate converts the total return into a value that indicates what the return was on an annual basis for the 3-year period.

Peer Companies. The Peer Companies are the following publicly traded companies:

Company Name	Ticker
Covenant Logistics Group, Inc.	CVLG
Forward Air Corporation	FWRD
Hub Group, Inc.	HUBG
JB Hunt Transport Services, Inc.	JBHT
Knight-Swift Transportation Holdings, Inc.	KNX
Landstar System, Inc.	LSTR
Old Dominion Freight Line, Inc.	ODFL
RXO, Inc.	RXO
Saia, Inc.	SAIA
Schneider National, Inc.	SNDR
TFI International, Inc.	TFII
Werner Enterprises, Inc.	WERN
XPO, Inc.	XPO

II. Adjustments

Adjustments to TSR shall be made by the Company in accordance with the Policy Regarding Required Adjustments under the ArcBest Section 16 Officer Annual Incentive Compensation Plan and the ArcBest Long-Term (3-Year) Incentive Compensation Plan.

ArcBest Corporation [ ] Long-Term Incentive Compensation Plan

Appendix A

[ ]-[ ] LTIP – ROCE Component

	Three-Year Average Return on Capital Employed (“ROCE”)	Performance Factor Earned
	Less than 9%	0%
Threshold	9%	50%
Target	14%	100%
Maximum	19%	250%
	Greater than 19%	250%

ROCE Component Weighting: 60%

ArcBest Corporation [ ] Long-Term Incentive Compensation Plan

Appendix B

[ ]-[ ] LTIP – TSR Component

	Percentile ranking of the Company’s Compounded Annual Growth Rate TSR relative to Peer Companies over the Measurement Period	Performance Factor Earned
	Below 25th Percentile	0%
Threshold	25th Percentile	25%
Target	50th Percentile	100%
Maximum	75th Percentile	250%
	Above 75th Percentile	250%

TSR Component Weighting: 40%

ArcBest Corporation [ ] Long-Term Incentive Compensation Plan

Appendix C

LTIP Target Payout Value

Participants/Job Title	Target Payout Value
Chairman, President, and Chief Executive Officer	$ [ ]
President, ABF Freight	$ [ ]
Chief Financial Officer	$ [ ]
Chief Commercial Officer and Pres, Asset-Light Logistics	$ [ ]
Sr VP Chf Innov Off, ArcBest & Pres, ArcBest Tech	$ [ ]
Chief Legal Officer and Corp Secretary	$ [ ]
Chief Strategy Officer	$ [ ]
Chief Human Resources Officer	$ [ ]
Vice President, Yield Strategy and Mgmt	$ [ ]
COO Asset-Light Logistics	$ [ ]
Vice President, Financial Services and Risk Mgmt	$ [ ]
Vice President, Real Estate	$ [ ]
Vice President, Engineering	$ [ ]
Vice President, Service Center Operations	$ [ ]
Vice President, Process Compliance	$ [ ]
Vice President, Talent and Growth Initiatives	$ [ ]
Chief Sales Officer	$ [ ]
Vice President, Chief Technology Officer	$ [ ]
Vice President, Controller	$ [ ]
EVP, Asset-Light Services	$ [ ]
Vice President, Internal Audit	$ [ ]
Vice President, Pricing, Treasurer & Controller	$ [ ]
Vice President, Enterprise Sales	$ [ ]
Vice President, Field Sales	$ [ ]
Vice President, Customer Solutions	$ [ ]
Vice President, Treasurer	$ [ ]
Vice President, Employee Relations	$ [ ]
Vice President, Managed Solutions & Carrier Partnerships	$ [ ]
Vice President, Safety, Security & HR	$ [ ]
Vice President, Technology Research & Development	$ [ ]
Vice President, Innovation Management & Strategy	$ [ ]
Vice President, People Services	$ [ ]
Vice President, Data Science	$ [ ]
Vice President & Chief Information Officer	$ [ ]
Vice President, Tax	$ [ ]
Vice President, Investor Relations	$ [ ]
Vice President, Yield	$ [ ]

ArcBest Corporation [ ] Long-Term Incentive Compensation Plan

Vice President, Customer Experience	$ [ ]
Vice President, International	$ [ ]
Vice President, Business Development	$ [ ]
Vice President, Expedite Fleet and Operations	$ [ ]
Vice President, Pricing	$ [ ]
Vice President, Controller Asset-Light Logistics	$ [ ]
Vice President, Fleet Services	$ [ ]
Vice President, Strategic Financial Planning & Analysis	$ [ ]
Vice President, Strategy	$ [ ]